[LOGO]

                          AGRICULTURAL CREDIT AGREEMENT
                               (General Term Loan)


This Agricultural Credit Agreement ("Agreement") is made and entered into this 6th day of October, 1994 by and between SANWA BANK CALIFORNIA (the "Bank") and VINEYARD INVESTORS 1972 (the "Borrower").

                                    SECTION I

                                   DEFINITIONS

1.01 Certain Defined Terms. Unless elsewhere defined in this Agreement the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

      A. "Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

      B. "Collateral" shall mean the property in which the Bank is granted a security interest pursuant to provisions of the section herein entitled "Collateral", together with any other personal or real property in which the Bank may be granted a lien or security interest to secure payment of the Obligations.

      C.  "Debt" shall mean all liabilities of the Borrower less Subordinated
      Debt.

      D. "Effective Tangible Net Worth" shall mean the Borrower's stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items).

      E. "Environmental Claims" shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (i) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Materials at, in, or from property owned, operated or controlled by the Borrower, or (ii) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      F. "Environmental Laws" shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

      G. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

      H. "Event of Default" shall have the meaning set forth in the section herein entitled "Events of Default".

      I. "Hazardous Materials" shall mean all those substances which are regulated by, or which may form the basis of liability under any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

      J. "Indebtedness" shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.

      K. "Obligations" shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement.

      L. "Permitted Liens" shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank: (ii) liens for taxes, assessments or similar charges either not yet due or being contested in good faith, provided proper reserves are maintained therefor in accordance with generally accepted accounting procedure; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred pursuant to this Agreement; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and
      (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets.

      M. "Reference Rate" shall mean an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate.

      N. "Subordinated Debt" shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

1.02 Accounting Terms. All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.03 Other Terms. Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.


                                       (1)

                                   SECTION II

                                CREDIT FACILITIES

2.01 Commitment to Lend. Subject to the terms and conditions of this Agreement and so long as no Event of Default occurs, the Bank agrees to extend to the Borrower the credit accommodations that follow.

2.01. Term Loan. The Bank agrees to lend to the Borrower up to the maximum amount of $5,500,000.00 (the "Term Loan").

      A. Purpose. This Term Loan shall be used to refinance and increase existing real estate loan to replenish working capital.

      B. Interest Rate. Interest shall accrue on the outstanding principal balance under this Term Loan at a variable rate equal to the Bank's Reference Rate, as it may change from time to time, plus 0.750% per annum. (Such rate is referred to in this Section as the "Variable Rate".) The Variable Rate shall be adjusted concurrently with any change in the Reference Rate. Interest shall be calculated on the basis of 360 days per year but charged on the actual number of days elapsed.

      C. Repayment. Unless sooner due in accordance with the terms of this Agreement, the Borrower hereby promises and agrees to pay principal and interest on the following terms:

      Interest shall be paid quarterly on the fifth day of each quarter, commencing on January 5, 1995. Principal shall be paid on the fifth day of each year, up to and including the maturity date hereof, as follows: three annual installments of $150,000.00 commencing October 5, 1995; three annual installments of $200,000.00 commencing October 5, 1998; and three annual installments of $288,000.00 commencing on October 5, 2001.

      On October 5, 2004 the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal balance then outstanding, together with all accrued and unpaid interest thereon. If interest is not paid as it becomes due, without waiving any Event of Default occasioned by such non-payment, the Bank may, at its option but without any obligation to do so, add such unpaid interest to principal and it shall thereafter become and be treated as part of the principal and shall thereafter bear like interest.

      Any payment received by the Bank shall, at the Bank's option, first be applied to pay any late fees or other fees then due and unpaid, and then to interest then due and unpaid and the remainder thereof (if any) shall be applied to reduce principal.

      D. Fixed Rate Alternative Pricing. The Borrower may from time to time elect (by notice to the Bank as provided below) that the entire amount of the outstanding principal balance under the Term Loan (the "Term Balance") shall accrue interest on the amount of such Term Balance at a fixed rate for such period of time (the "Interest Period") as the Bank may quote and offer; provided that any such Interest Period (i) shall be for at least 30 days and shall not extend beyond the maturity date of the Term Loan. Such fixed rate shall be a percentage to be quoted and offered by the Bank from time to time upon the request of the Borrower (the "Fixed Rate"). Any telephonic or oral quote or offer by the Bank of a Fixed Rate for a given Interest Period may be confirmed in writing by the Bank upon the election (as provided herein) of the Borrower to accept such terms and such confirmation shall be deemed conclusive as to the terms quoted and offered.

      A Term Balance on which interest is accruing on the basis of the Fixed Rate is hereinafter referred to as a "Fixed Rate Balance" and a Term Balance on which the interest is accruing on the basis of the Variable Rate is hereinafter referred to as a "Variable Rate Balance".

      Interest on any Fixed Rate Balance shall be computed on the basis of 360 days per year but charged on the actual number of days elapsed.

      The Borrower hereby promises and agrees to pay the Bank interest on any Fixed Rate Balance on the basis described above with respect to the Variable Rate. If interest under the Fixed Rate is not paid as and when it is due, the amount of such unpaid interest shall bear interest until paid in full, at the then applicable interest rate.

          (i)  Notice of Election to Adjust Interest Rate.

                 (a) The Borrower may elect that interest on a Fixed Rate Balance shall continue to accrue at a newly quoted and offered Fixed Rate or commence to accrue at the Variable Rate by telephonic notice to the Bank, provided that such notice shall be received at or before 11:00 am (California time) on a Business Day which is two Business Days prior to the last day of the relevant Interest Period.

                 (b) The Borrower may elect that interest on a Variable Rate Balance shall continue to accrue at the Variable Rate or commence to accrue at a quoted and offered Fixed Rate by telephonic notice to the Bank, provided that such notice shall be received at or before 11:00 am (California time) on a Business Day which is two Business Days prior to the date on which the elected interest rate shall be effective.

          If the Bank shall not have received notice as prescribed herein of the Borrower's election that interest on the Term Balance shall commence to accrue at the Fixed Rate or continue to accrue at a newly quoted Fixed Rate, then the Borrower shall be deemed to have elected that interest shall accrue thereon at the Variable Rate.

          In the event the Bank determines that accrual of interest on the basis of the Fixed Rate is infeasible because the Bank is unable to determine the Fixed Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in any amount approximately equal to the amount of the Term Balance and for a period of time approximately equal to the relevant Interest Period, the Bank shall give the Borrower prompt notice thereof and the Borrower may select another available Interest Period (as quoted and offered by the Bank), subject to the terms and conditions herein. If the Borrower does not select another available Interest Period or if no other Interest Period is available, then the Term Balance shall be deemed to be a Variable Rate Balance and shall accrue interest on the basis of the Variable Rate.

          (ii) PROHIBITION AGAINST PREPAYMENT OF FIXED RATE BALANCES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PREPAYMENT SHALL BE MADE ON ANY FIXED RATE BALANCE EXCEPT ON A DAY WHICH IS THE LAST DAY OF THE INTEREST PERIOD PERTAINING THERETO. IF THE WHOLE OR ANY PART OF ANY FIXED RATE BALANCE IS PREPAID BY REASON OF ACCELERATION OR OTHERWISE, THE BORROWER SHALL, UPON THE BANK'S REQUEST, PROMPTLY PAY TO AND INDEMNIFY THE BANK FOR ALL COSTS AND ANY LOSS(INCLUDING INTEREST) ACTUALLY INCURRED BY THE BANK AND ANY LOSS (INCLUDING LOSS OF PROFIT RESULTING FROM THE RE-EMPLOYMENT OF FUNDS) SUSTAINED BY THE BANK AS A CONSEQUENCE OF SUCH PREPAYMENT.

          (iii) Indemnification for Fixed Rate Costs. During any period of time in which interest is accruing on the basis of a Fixed Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirements or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Fixed Rate.


                                       (2)

          (iv) INVOLUNTARY CONVERSION FROM FIXED RATE TO VARIABLE RATE. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Fixed Rate is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Fixed Rate Balance shall be deemed to be a Variable Rate Balance and interest shall thereupon immediately accrue at the Variable Rate.

      E. LATE FEE. If any regularly scheduled payment of principal and/or interest (exclusive of the final payment upon maturity), or any portion thereof, under this Term Loan is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

      F. FACILITY FEES. The following fees for this facility shall be paid in cash upon execution of this Agreement or prior to funding of this facility: Loan Fees in the amount of $25,000.00.

      In addition to the above fees, the Borrower hereby promises and agrees to pay the following fees in connection with this facility: Reimbursement for any out-of-pocket expenses incurred by Bank in connection with this transaction.

      G. TERM LOAN ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries setting forth all payments made, the application of such payments to interest and principal, accrued and unpaid interest (if any) and the outstanding principal balance under the Term Loan (the "Term Loan Account"). The Bank shall provide the Borrower with a statement of the Borrower Term Loan Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Bank is notified by the Borrower to the contrary within thirty (30) days after the Borrower's receipt of any such statement which is deemed to be incorrect.

                                     SECTION III

                                      COLLATERAL

3.01. REAL PROPERTY SECURITY. The Borrower hereby agrees that all of the Obligations referenced in this Agreement and the Borrower's performance of each and all of the terms, covenants and agreements contained in this Agreement shall be secured by a deed of trust, in form and substance satisfactory to the Bank (the "Deed of Trust"), encumbering as a lien of first encumbrance certain real property described in the attached "Real Property Schedule" (the "Real Property") located in the County of Monterey, State of California, subject only to current taxes and assessments not yet due and payable and those exceptions (the "Permitted Title Exceptions") listed on a certain Preliminary Title Report.

3.02. CONTINUING LIEN & PROCEEDS. The Bank's security interest in the Collateral shall be a continuing lien and shall include all proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

3.03. EXCLUSION OF CONSUMER DEBT. The Obligations and performance secured hereby shall not include any indebtedness of the Borrower incurred for personal, family or household purposes except to the extent any disclosure required under any consumer protection law (including but not limited to the Truth in Lending Act) or any regulation thereto, as now existing, or hereafter amended, is or has been given.

                                      SECTION IV

                                 CONDITIONS PRECEDENT

4.01. CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Bank to make the initial extension of credit hereunder is subject to the conditions precedent that the Bank shall have received before the date of such extension of credit all of the following, in form and substance satisfactory to the Bank:

      A. AUTHORITY TO BORROW. Evidence relating to the duly given approval and authorization of the execution, delivery and performance of this Agreement, all other documents, instruments and agreements required under this Agreement and all other actions to be taken by the Borrower hereunder or thereunder.

      B. GUARANTORS. Continuing guaranties in favor of the Bank, in form and substance satisfactory to the Bank, executed by Scheid Vineyards & Management Co. and Alfred G. Scheid (each a "Guarantor"), together with evidence that the execution, delivery and performance of the Guaranties by each Guarantor has been duly authorized.

      C. LOAN FEES. Evidence that any required loan fees and expenses as set forth above with respect to each credit facility have been paid or provided for by the Borrower.

      D. AUDIT. The opportunity to conduct an audit of the Borrower's books, records and operations and the Bank shall be satisfied as to the condition thereof.

      E. REAL PROPERTY DOCUMENTS. The following documents relating to the real property security provided for in this Agreement:

          (i)    An appraisal of the Real Property.

          (ii) A title insurance policy or binder in the amount of $5,500,000.00 issued by a title insurance company satisfactory to the Bank and in such form and substance and with such endorsements as are satisfactory to the Bank. Such title insurance policy or binder shall indicate to the Bank's satisfaction that the Deed of Trust shall contstitute a lien of first encumbrance on the Real Property subject only to Permitted Title Exceptions.

          (iii) Evidence that the Deed of Trust has been recorded and constitutes a lien on the Real Property subject only to the Permitted Title Exceptions.

          (iv) Reimbursement to the Bank in the amount of all escrow, recordation and appraisal fees, title guaranty or insurance premiums, closing costs and all other out-of-pocket expenses incurred by the Bank with respect to the Real Property.

     F. MISCELLANEOUS DOCUMENTS. Such other documents, instruments, agreements and opinions as are necessary, or as the Bank may reasonably require, to consummate the transactions contemplated under this Agreement, all fully executed.

4.02. CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT. The obligation of the Bank to make any extensions of credit to or on accounts of the Borrower (including the initial extension of credit) shall be subject to the further conditions precedent that, as of the date of each extension of credit, and after the making of such extension of credit:

      A. REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in the Section entitled "Representations and Warranties" herein and in any other document, instrument, agreement or certificate delivered to the Bank hereunder are true and correct.

      B. COLLATERAL. The security interest in the Collateral has been duly authorized, created and perfected with first priority and is in full force and effect and the Bank has been provided with satisfactory evidence of all filings necessary to establish such perfection and priority.

      C. EVENT OF DEFAULT. No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an


                                         (3)

      Event of Default.

      D. SUBSEQUENT APPROVALS, ETC. The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

4.03. REAFFIRMATION OF STATEMENTS. For the purposes hereof, the Borrower's acceptance of the proceeds of any extension of credit and the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall each be deemed to constitute the Borrower's representation and warranty that the statements set forth above in this Section are true and correct.


                                      SECTION V

                            REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

5.01. STATUS. The Borrower is a partnership duly organized and validly existing under the laws of the State of California and is properly licensed, qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

5.02. AUTHORITY. The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, writ, judgment or injunction presently in effect affecting the Borrower; (ii) violate any provision of the partnership agreement of the Borrower; or (iii) result in a breach of or constitute a default under any material agreement to which the Borrower is a party or by which it or its properties may be bound or affected.

5.03. LEGAL EFFECT. This Agreement constitutes, and any document, instrument or agreement required hereunder when delivered will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

5.04. FICTITIOUS TRADE STYLES. The Borrower currently uses no fictitious trade styles in connection with its business operations. The Borrower shall notify the Bank within thirty (30) days of the use of any fictitious trade style at any future date, indicating the trade style and state(s) of its use.

5.05. FINANCIAL STATEMENTS. All financial statements, information and other data which may have been and which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been and will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the Borrower's financial condition and, as applicable, the other information disclosed therein. Since the most recent submission of any such financial statement, information or other data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

5.06. LITIGATION. Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition, operations or the Collateral.

5.07. TITLE TO ASSETS. The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

5.08. ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

5.09. TAXES. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

5.10. ENVIRONMENTAL COMPLIANCE. The operations of the Borrower comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; the Borrower has obtained licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary operations, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present properties or operations are subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition, (i) the Borrower does not have or maintain any underground storage tanks which are not properly registered or permitted under applicable Environmental Laws or which are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

                                      SECTION VI

                                      COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower shall, unless the Bank otherwise consents in writing:

6.01. PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; and conduct its business in accordance with all applicable laws, rules and regulations.

6.02. MAINTENANCE OF INSURANCE. Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amounts and with companies satisfactory to the Bank. With respect to insurance covering properties to which the Bank maintains a security interest or lien, such insurance shall be in an amount not less than the full replacement value thereof, at the Bank's request, shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon ten (10) days' prior written notice to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

6.03. MAINTENANCE OF COLLATERAL AND OTHER PROPERTIES. Except for Permitted Liens, the Borrower shall keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including but not limited to, any lien of attachment, judgement or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and


                                         (4)
continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear. The Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

6.04. PAYMENT OF OBLIGATIONS AND TAXES. Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

6.05. INSPECTION RIGHTS. At any reasonable time and from time to time permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and to discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower now or at any time hereafter maintains any records (including, but not limited to, computer generated records and computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon demand.

6.06. REPORTING REQUIREMENTS. Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

       A. OTHER REPORTING REQUIREMENTS. Borrower to provide a CPA prepared audited financial statement of Vineyard Investors 1972 and Scheid Vineyards & Management Co. to include balance sheet, income statement, reconciliation of net worth and working capital not later than 120 days after calendar year end. Internally prepared consolidating financial statements to be provided, within same period.

       B. OTHER INFORMATION. Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral, or any Guarantor as the Bank may reasonably request.

6.08. REPURCHASE OF PARTNERSHIP INTERESTS. The Borrower shall not purchase or repurchase, in whole or in part, any partnership interest.

6.09. ADDITIONAL INDEBTEDNESS. Not after the date hereof, create, incur or assume, directly or indirectly, any liability or indebtedness other than (i) indebtedness owed or to be owed to the Bank or (ii) indebtedness to trade creditors incurred in the ordinary course of the Borrower's business.

6.10. LOANS. Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities or subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted.

6.11. LIENS AND ENCUMBRANCES. Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any such properties, except for Permitted Liens or as otherwise provided in this Agreement.

6.12. TRANSFER ASSETS. Not sell, contract for sale, transfer, convey, assign, lease or sublet any assets of the Borrower, including, but not limited to, the Collateral, except in the ordinary course of business as presently conducted by the Borrower, and then, only for full, fair and reasonable consideration.

6.13. CHANGE IN THE NATURE OF BUSINESS. Not make any material change in the Borrower's financial structure or in the nature of the Borrower's business as existing or conducted as of the date of this Agreement.

6.14. FINANCIAL CONDITION. Maintain at all times: On a consolidated basis with Scheid Vineyards & Management Co.

       A. NET WORTH. A minimum Effective Tangible Net Worth of not less than $5,000,000.00 (cost basis), for Scheid Vineyards & Manager on a combined basis with Scheid Vineyards & Management.

       B. MINIMUM WORKING CAPITAL. A minimum working capital amount of not less than $2,500,000.00.)

       C. CURRENT RATIO. A ratio of current assets to current liabilities of not less than 2.00 to 1.00.)

6.15. COMPENSATION OF EMPLOYEES. Compensate the employees of the Borrower for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

6.16. OTHER RESTRICTIONS. Borrower: Minimum annual Net Profit plus Depreciation to Current Portion Long-Term Debt of at least 1.25 times at each calendar year end.

6.17.  ENVIRONMENTAL COMPLIANCE. The Borrower shall:

       A. Conduct the Borrower's operations and keep and maintain all of its properties in compliance with all Environmental Laws.

       B. Give prompt written notice to the Bank, but in no event later than 10 days after becoming aware, of the following: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its affiliates or any of its respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or its affiliates that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.

       C. Upon the written request of the Bank, the Borrower shall submit to the Bank, at its sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice required pursuant to this Section.

       D. At all times indemnify and hold harmless the Bank from and against any and all liability arising out of any Environmental Claims.

6.18. NOTICE. Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $25,000.00 or which affects the Collateral; (iii) any change in the place of business of the Borrower or the acquisition of more than one place of business by the Borrower; (iv) any proposed or actual change in the name, identity or business nature of the Borrower; and (v) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower.

                                       (5)

                             SECTION VII

                          EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default under this Agreement:

7.01. NON-PAYMENT. The Borrower shall fail to pay any Obligations within 10 days of when due.

7.02. PERFORMANCE UNDER THIS AND OTHER AGREEMENTS. The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any indebtedness of the Borrower (whether owed to the Bank or third persons), and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other document, instrument or agreement which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

7.03. REPRESENTATION AND WARRANTIES; FINANCIAL STATEMENTS. Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any Guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

7.04. INSOLVENCY. The Borrower or any Guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or a substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

7.05. EXECUTION. Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

7.06. REVOCATION OR LIMITATION OF GUARANTY. Any Guaranty shall be revoked or limited or its enforceability or validity shall be contested by any Guarantor, by operation of law, legal proceeding or otherwise or any Guarantor who is a natural person shall die.

7.07. SUSPENSION. The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

7.08. CHANGE IN OWNERSHIP. There shall occur a change in any general partner or a change affecting the control of the Borrower.

7.09. IMPAIRMENT OF COLLATERAL. There shall occur any injury or damage to all or any part of the Collateral or all or any part of the Collateral shall be lost, stolen or destroyed, which changes cause the Collateral, in the sole and absolute judgement of the Bank, to become unacceptable as to character and value.


                             SECTION VIII

                         REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole election, without demand and upon only such notice as may be required by law:

8.01. ACCELERATION. Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or under any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

8.02. CEASE EXTENDING CREDIT. Cease extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

8.03. TERMINATION. Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

8.04. RECORDS OF COLLATERAL. Require the Borrower to periodically deliver to the Bank records and schedules showing the status, condition and location of the Collateral and such contracts or other matters which affect the Collateral. In connection herewith, the Bank may conduct such audits or other examination of such records as the Bank, in its sole and absolute discretion, deems necessary.

8.05. PROTECTION OF SECURITY INTEREST. Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys' fees) incurred in connection with the foregoing.

8.06. FORECLOSURE. Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document relating to the Collateral, in such manner and such order, as to all or any part of the Collateral, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower's records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of any obligor on or any guarantor of the Obligations and shall be immediately paid to the Bank.

8.07. APPLICATION OF PROCEEDS. All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower's indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the

                                       (6)

Borrower.

8.08. NON-EXCLUSIVITY OF REMEDIES. Exercise one of more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

                                  SECTION IX

                           MISCELLANEOUS PROVISIONS

9.01. DEFAULT INTEREST RATE. If an Event of Default has occurred and is continuing, the Bank, at its option, may require the Borrower to pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates otherwise then in effect under this Agreement.

9.02. RELIANCE. Each warranty, representation, covenant and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants or agreements which the Borrower shall now of hereafter give, or cause to be given, to the Bank.

9.03. DISPUTE RESOLUTION.

      A. DISPUTES. It is understood and agreed that, upon the request of any party to this Agreement, any dispute, claim or controversy of any kind, whether in contract or in tort, statuary or common law, legal or equitable, now existing or hereinafter arising between the parties in any way arising out of, pertaining to or in connection with: (i) this Agreement, or any related agreements, documents or instruments, (ii) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements of any kind,
      (iii) any incidents, omissions, acts, practices, or occurrences causing injury to any party whereby another party or its agents, employees or representatives may be liable, in whole or in part, or
      (iv) any aspect of the past or present relationships of the parties, shall be resolved through a two-step dispute resolution process administered by the Judicial Arbitration & Mediation Services, Inc. ("JAMS") as follows:

      B. STEP I - MEDIATION. At the request of any party to the dispute, claim or controversy, the matter shall be referred to the nearest office of JAMS for mediation, which is an informal, non-binding conference or conferences between the parties in which a retired judge or justice from the JAMS panel will seek to guide the parties to a resolution of the case.

      C. STEP II - ARBITRATION (CONTRACTS NOT SECURED BY REAL PROPERTY). Should any dispute, claim or controversy remain unresolved at the conclusion of the Step I Mediation Phase, then (subject to the restriction at the end of this subparagraph) all such remaining matters shall be resolved by final and binding arbitration before a different judicial panelist, unless the parties shall agree to have the mediator panelist act as arbitrator. The hearing shall be conducted at a location determined by the arbitrator in Los Angeles, California (or such other city as may be agreed upon by the parties) and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of JAMS and judgement upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party's reasonable attorneys' fees and costs. This subparagraph shall apply only if, at the time of the submission of the matter to JAMS, the dispute or issues involved do not arise out of any transaction which is secured by real property collateral or, if so secured, all parties consent to such submission.

      As soon as practicable after selection of the arbitrator, the arbitrator, or the arbitrator's designated representative, shall determine a reasonable estimate of anticipated fees and costs of the arbitrator, and render a statement to each party setting forth that party's pro-rata share of said fees and costs. Thereafter, each party shall, within 10 days of receipt of said statement, deposit said sum with the arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

      D. STEP II - TRIAL BY COURT REFERENCE (CONTRACTS SECURED BY REAL PROPERTY). If the dispute, claim or controversy is not one required or agreed to be submitted to arbitration, as provided in the above subparagraph, and has not been resolved by Step I mediation, then any remaining dispute, claim or controversy shall be submitted for determination by a trial on Order of Reference conducted by a retired judge or justice from the panel of JAMS appointed pursuant to the provisions of Section 638(1) of the California Code of Civil
      Procedure, or any amendment, addition or successor section thereto, to hear the case and report a statement of decision thereon. The parties intend this general reference agreement to be specifically enforceable in accordance with said section. If the parties are unable to agree upon a member of the JAMS panel to act as referee, then one shall be appointed by the Presiding Judge of the county wherein the hearing is to be held. The parties shall pay in advance, to the referee, the estimated reasonable fees and costs of the reference, as may be specified in advance by the referee. The parties shall initially share equally, by paying their proportionate amount of the estimated fees and costs of the reference. Failure of any party to make such a fee deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend any cause of action which is the subject of the reference, but shall not otherwise serve to abate, stay or suspend the reference proceeding.

      E. PROVISIONAL REMEDIES, SELF HELP AND FORECLOSURE. No provision of, or the exercise of any rights under any portion of this Dispute Resolution provision, shall limit the right of any party to exercise self help remedies such as set off, foreclosure against any real property collateral, or the obtaining of provisional or ancillary remedies, such as injunctive relief or the appointment of a receiver, from any court having jurisdiction before, during or after the pendency of any arbitration. At the Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for provisional remedies, pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party to submit the controversy or claim to arbitration.

9.04. WAIVER OF JURY. The Borrower and the Bank hereby expressly and voluntarily waive any and all rights, whether arising under the California constitution, any rules of the California Code of Civil Procedure, common law or otherwise, to demand a trial by jury in any action, matter, claim or cause of action whatsoever arising out of or in any way related to this Agreement or any other agreement, document or transaction contemplated hereby.

9.05. RESTRUCTURING EXPENSES. In the event the Bank and the Borrower negotiate for, or enter into, any restructuring, modification or refinancing of the Indebtedness under this Agreement for the purposes of remedying an Event of Default, The Bank, may require the Borrower to reimburse all of the Bank's costs and expenses incurred in connection therewith, including, but not limited to reasonable attorneys' fees and the costs of any audit or appraisals required by the Bank to be performed in connection with such restructuring, modification or refinancing.

9.06. ATTORNEYS' FEES. In the event of any suit, mediation, arbitration or other action in relation to this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder, the prevailing party, in addition to all other sums to which it may be entitled, shall be entitled to reasonable attorneys' fees.

9.07. NOTICES. All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed to the address set forth below such party's signature to this Agreement or to such other address as may be specified from time to time in writing by either party to the other.


                                      (7)

9.08. WAIVER. Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right nor shall any waiver of any right or default hereunder or under any other document, instrument or agreement mentioned herein constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

9.09. CONFLICTING PROVISIONS. To the extent that any of the terms or provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

9.10. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the Bank's prior written consent. The Bank may sell, assign or grant participations in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

9.11. JURISDICTION. This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

9.12. HEADINGS. The headings set forth herein are solely for the purpose of identification and have no legal significance.

9.13. ENTIRE AGREEMENT. This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties or pertaining to the transactions contemplated hereunder that are not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first hereinabove written.

BANK:                                 BORROWER:

SANWA BANK CALIFORNIA                 VINEYARD INVESTORS 1972

By:                                   SCHEID VINEYARDS & MANAGEMENT CO., General
    -----------------------------     Partner of Vineyard Investors 1972
    Name / Title

                                      By: /s/ Alfred G. Scheid
                                          -------------------------------------
Address:                                  Alfred G. Scheid, President of Scheid
                                          Vineyards & Management Co.
Fresno CBC/Agribusiness Office
2035 Fresno Street, 2nd Floor         By: /s/ Ernest M. Brown
Fresno, CA 93721                          -------------------------------------
                                          Ernest M. Brown, Secretary of
                                          Scheid Vineyards & Management Co.


                                      Address:

                                      13470 Washington Boulevard, Suite 300
                                      Marina Del Ray, CA 90292


                                      (8)